Exhibit 99

For Immediate Release
Environmental Elements Corporation	Contact: Donald Hug
EEC	Interim President
410-368-7171
news release

Environmental Elements Announces

the Engagement of a Turnaround Consultant

and Deregistration of its Common Stock

BALTIMORE, MD (4/26/05) — Environmental Elements Corporation (OTC: EECP) today announced that its Board of Directors has engaged FTI Consulting, Inc., as a turnaround consultant to assist with its internal evaluation of strategic alternatives. Lisa Poulin of FTI will assume the newly created position of Chief Restructuring Officer effective immediately. Ms. Poulin will report directly to EEC’s Board and will have full executive authority to operate the company.

EEC’s Board also voted to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended. On May 13, 2005, the Company will file a Form 15 with the Securities and Exchange Commission to effect the deregistration of its common stock. Upon the filing of the Form 15, the Company’s obligations to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately cease. The Company expects the deregistration to become effective ninety (90) days after filing Form 15 with the SEC. The Company is eligible to deregister by filing a Form 15 because it has fewer than 300 holders of record of its common stock.

Environmental Elements Corporation is a solutions-oriented provider of innovative technology for plant maintenance services, air pollution control equipment and complementary products. The company has served a broad range of customers in the power generation, pulp and paper, waste-to-energy, rock products, metal and petrochemical industries for over 55 years.

###